Exhibit 99.1

Altra Delivers Record 2012 Results

Full-Year Sales Increase 8.5%

Provides Full-Year 2013 EPS Guidance

of Between $1.75 and $1.85

BRAINTREE, Mass., February 14, 2013 — Altra Holdings, Inc. (Nasdaq: AIMC), a global manufacturer and marketer of electromechanical power transmission and motion control products, today announced unaudited financial results for the fourth quarter and year ended December 31, 2012.

Financial Highlights

•

Fourth-quarter net sales increased by 3.2% to $177.2 million. The Lamiflex acquisition contributed 75 basis points of the sales increase. Full-year net sales increased 8.5% to $732.0 million, with a 70 basis point contribution from acquisitions.

•

Fourth-quarter income from operations was $15.6 million compared with $14.7 million in the fourth quarter of 2011, with full year income from operations of $76.9 million compared with $72.4 million in 2011. Non-GAAP income from operations increased by 25.9% to $18.9 million in the fourth quarter of 2012, with full year non-GAAP income from operations increasing 6.9% to $80.7 million.*

•	Reconciliation of Non-GAAP Net Income (Loss):

	Quarter	Year
	December 31, 2012
Net income (loss)	$(5,379)	$24,293
Amortization of inventory fair value adjustment	—	122
Acquisition related expenses	114	537
Restructuring costs	3,186	3,196
Premium and deferred financing expense and original issue discount eliminated on the redeemed debt	17,475	18,765
Tax impact of above adjustments	(5,900)	(6,466)

Non-GAAP net income	$9,496	$40,447

Non-GAAP diluted earnings per share	$0.36	$1.52

•

Fourth-quarter net loss was $5.4 million, or $(0.20) per share, compared with net income of $5.9 million in the fourth quarter of 2011. Non-GAAP net income in Q4 2012 increased 51% to $9.5 million, or $0.36 per diluted share.*

•

Full year net income was $24.3 million, or $0.91 per diluted share, compared with $37.7 million, or $1.41 per diluted share, in 2011. Non-GAAP net income for the full year increased 10.4% to a record $40.4 million, or $1.52 per diluted share. *

•	Altra refinanced its 8.125% Senior Secured Notes and entered into a new $300 million five-year credit agreement, which will result in a significant interest expense reduction for 2013.

•

Cash and cash equivalents were $85.2 million on December 31, 2012 compared with $92.5 million on December 31, 2011, as we reduced our long-term debt by $16.5 million and instituted a quarterly dividend amounting to $4.3 million in 2012.

Management Comments

“We ended a record year of performance with solid results in the fourth quarter,” said Carl Christenson, Altra President and CEO. “For the year, we grew revenues 8.5% to $732 million, and reported $1.52 in non-GAAP earnings per share, a record for the Company. For the quarter, revenues grew 3.2% to $177.2 million and we reported non-GAAP earnings per diluted share of $0.36. We improved gross profit during the year, ending with a 30.4% gross margin for the fourth quarter and 29.9% for 2012. During the fourth quarter we refinanced our 8.125% Senior Secured Notes for a significant cost savings going forward, substantially completed the European restructuring actions we had previously announced, made progress on our strategy to penetrate emerging countries, and continued to take actions to enhance productivity and operational efficiency.”

Business Outlook

“Looking ahead, while we do not expect substantial end market growth in 2013, we plan to significantly enhance our bottom line performance due to a number of strategic actions,” said Christenson. “In addition to the cost savings and productivity improvement initiatives we completed in 2012, we expect that new products and programs that we have been developing should contribute to our performance in the coming year. We also have a strong balance sheet with the dry powder necessary to execute on our acquisition strategy.”

The Company currently is forecasting sales in the range of $740 to $750 million and non-GAAP diluted EPS of $1.75 to $1.85 for 2013. Altra expects its tax rate for the full year to be approximately 32% to 34% before discrete items. * The Company expects capital expenditures in the range of $22 to $25 million, and depreciation and amortization in the range of $29 to $31 million. For the first quarter of 2013, the Company expects a difficult year-over-year comparison as the current quarter includes 5% fewer shipping days than the same quarter a year ago.

The Company will host an investor conference call to discuss its unaudited fourth-quarter financial results today, February 14, 2013, at 10:00 AM ET. The public is invited to listen to the conference call by dialing (877) 407-8293 domestically or (201) 689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call on February 14, through midnight on February 21, 2013. To listen to the replay, dial (877) 660-6853 domestically or (201) 612-7415 for international access (replay ID # 408780). A webcast replay also will be available. at www.altramotion.com.

Altra Holdings, Inc.

Consolidated Statements of Income (Loss) Data: In Thousands of Dollars, except per share amounts	Quarter Ended		Year to Date Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$177,174	$171,717	$731,990	$674,812
Cost of sales	123,312	124,573	513,442	478,394

Gross profit	$53,862	$47,144	$218,548	$196,418
Gross profit as a percent of net sales	30.4%	27.5%	29.9%	29.1%
Selling, general & administrative expenses	32,388	29,370	127,044	113,375
Research and development expenses	2,665	3,065	11,457	10,609
Restructuring Charges	3,186	—	3,196	—

Income from operations	$15,623	$14,709	$76,851	$72,434
Income from operations as a percent of net sales	8.8%	8.6%	10.5%	10.7%
Interest expense, net	21,875	6,021	40,790	24,035
Other non-operating expense (income), net	(132)	637	1,702	(32)

Income (loss) before income taxes	$(6,120)	$8,051	$34,359	$48,431
Provision (benefit) for income taxes	(682)	2,156	10,154	10,756

Income tax rate	11.1%	26.8%	29.6%	22.2%
Net income (loss)	(5,438)	5,895	24,205	37,675

Net loss attributable to non-controlling interest	59	—	88	—

Net income (loss) attributable to Altra Holdings, Inc.	$(5,379)	$5,895	$24,293	$37,675

Weighted Average common shares outstanding
Basic	26,675	26,596	26,632	26,526
Diluted	26,708	26,621	26,737	26,689
Net income (loss) per share
Basic	$(0.20)	$0.22	$0.91	$1.42
Diluted	$(0.20)	$0.22	$0.91	$1.41
Reconciliation of Non-GAAP Income From Operations:
Income from operations	$15,623	$14,709	$76,851	$72,434
Restructuring costs	3,186	—	3,196	3,067
Amortization of inventory fair value adjustment	—	—	122	—
Acquisition related expenses	114	328	537	—

Non-GAAP income from operations	$18,923	$15,037	$80,706	$75,501

Reconciliation of Non-GAAP Net Income (Loss):
Net income (loss)	$(5,379)	$5,895	$24,293	$37,675
Amortization of inventory fair value adjustment	—	—	122	—
Acquisition related expenses	114	328	537	3,067
Restructuring costs	3,186	—	3,196	—
Premium and deferred financing expense and original issue discount eliminated on the redeemed debt	17,475	222	18,765	767
Tax impact of above adjustments	(5,900)	(176)	(6,466)	(1,227)
Tax benefit from discrete items	—	—	—	(3,631)

Non-GAAP net income	$9,496	$6,269	$40,447	$36,651

Non-GAAP diluted earnings per share	$0.36 (1)	$0.24 (2)	$1.52 (3)	$1.38 (4)

(1)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 28.4% by the above items
(2)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 32.0% by the above items
(3)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 28.6% by the above items
(4)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 32.0% by the above items

Consolidated Balance Sheets
In Thousands of Dollars	December 31, 2012	December 31, 2011
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	85,154	92,515
Trade receivables, net	92,933	91,859
Inventories	123,776	125,970
Deferred income taxes	8,918	5,856
Income tax receivable	6,397	7,299
Prepaid expenses and other current assets	6,218	7,141

Total current assets	323,396	330,640
Property, plant and equipment, net	138,094	123,464
Intangible assets, net	76,098	77,108
Goodwill	88,225	83,799
Deferred income taxes	1,150	1,614
Other non-current assets, net	6,076	13,360

Total assets	$633,039	$629,985

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	43,042	52,768
Accrued payroll	19,893	19,734
Accruals and other current liabilities	33,796	28,798
Deferred income taxes	34	118
Current portion of long-term debt	9,135	688

Total current liabilities	105,900	102,106
Long-term debt, less current portion and net of unaccreted discount	238,460	263,361
Deferred income taxes	38,821	35,798
Pension liabilities	14,529	12,896
Other post retirement benefits	230	296
Long-term taxes payable	1,118	6,227
Other long-term liabilities	730	905
Redeemable non-controlling interest	1,239	—
Total stockholders’ equity	232,012	208,396

Total liabilities and stockholders’ equity	$633,039	$629,985

In Thousands of Dollars	Year to Date Ended
	December 31, 2012	December 31, 2011
	(Unaudited)
Cash flows from operating activities
Net income	$24,205	$37,675
Adjustments to reconcile net income to net cash flows:
Depreciation	20,537	18,403
Amortization of intangible assets	6,839	6,280
Amortization and write-offs of deferred financing costs	6,006	1,833
(Gain) Loss on foreign currency, net	(125)	843
Accretion and write-off of debt discount and premium	4,869	2,696
Loss on disposal/ impairment of fixed assets	251	287
Amortization of inventory fair value adjustment	122	581
Stock-based compensation	2,696	2,471
Provision (benefit) for deferred taxes	(625)	4,879
Changes in assets and liabilities:
Trade receivables	836	(9,379)
Inventories	4,084	(19,948)
Accounts payable and accrued liabilities	(6,640)	8,839
Other current assets and liabilities	1,077	(1,344)
Other operating assets and liabilities	(4,032)	(7,215)

Net cash provided by operating activities	60,100	46,901

Cash flows from investing activities
Purchase of property, plant and equipment	(31,346)	(22,242)
Proceeds from sale of Stratford Facility	—	331
Proceeds from sale of Chattanooga Facility	—	1,484
Acquisition of Bauer, net of $41 cash received	—	(69,460)
Acquisition of Lamiflex, net of $68 cash received	(7,424)	—

Net cash used in investing activities	(38,770)	(89,887)

Cash flows from financing activities
Payment of debt issuance costs	(2,454)	(3,674)
Purchase of 8 1/8 Senior Secured Notes	(198,045)	(11,955)
Proceeds from issuance of Convertible Notes	—	85,000
Proceeds from Term Loan Facility and Revolving Credit Facility	179,304	—
Proceeds from Construction Loan	1,100	—
Shares surrendered for tax withholdings	(949)	(944)
Redemption of variable rate demand revenue bonds related to the San Marcos facility	(3,000)	—
Redemption of variable rate demand revenue bonds related to the Chattanooga facility	—	(2,290)
Dividend Payments	(4,304)	—
Payment on mortgages and other	(1,199)	(547)
Net payments on capital leases	(333)	(825)

Net cash provided by (used in) financing activities	(29,880)	64,765

Effect of exchange rate changes on cash and cash equivalents	1,189	(1,987)

Net change in cash and cash equivalents	(7,361)	19,792
Cash and cash equivalents at beginning of year	92,515	72,723

Cash and cash equivalents at end of period	$85,154	$92,515

Reconciliation to free cash flow:
Net cash provided by operating activities	60,100	46,901
Purchase of property, plant and equipment	(31,346)	(22,242)

Free cash flow	$28,754	$24,659

About Altra Holdings

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading global designer, producer and marketer of a wide range of electromechanical power transmission and motion control products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Wichita Clutch, Ameridrives Couplings, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco-Dynatork, Warner Linear, Bauer Gear Motor and Powerflex.

* Discussion of Non-GAAP Financial Measures

As used in this release and the accompanying slides posted on the Company’s website, non-GAAP diluted earnings per share, non-GAAP income from operations and non-GAAP net income are each calculated using either net income or income from operations that excludes acquisition related costs, restructuring costs, discrete tax items, amortization of inventory fair value adjustment, premium paid on the redemption of debt and other income or charges that management does not consider to be directly related to the Company’s core operating performance. Non-GAAP diluted earnings per share is calculated by dividing non-GAAP net income by GAAP weighted average shares outstanding (diluted). Non-GAAP free cash flow is calculated by deducting purchases of property, plant and equipment from net cash provided by operating activities.

Altra believes that the presentation of non-GAAP net income, non-GAAP income from operations, non-GAAP diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, cost savings, productivity, and efficiency initiatives, product development programs, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy, acquisition strategy, and liquidity, including without limitation our 2013 guidance projections, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those relating to market expectations, plans to enhance bottom line performance due to a number of strategic actions, the contribution of new products and programs to Altra’s performance in the coming year, the Company’s acquisition strategy, its guidance for full year 2013 and expectations for the first quarter of 2013.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets, (18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Convertible Notes and Credit Facility, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer acquisition and integration and other acquisitions, (25) risks associated with the Company’s planned investment in a new manufacturing facility in China, and (26) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E

Contact:

Altra Holdings, Inc.

Christian Storch, Chief Financial Officer

781-917-0541

Christian.storch@altramotion.com